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                                                                    EXHIBIT 4.9

                     MODIFICATION AND SETTLEMENT AGREEMENT

     THIS MODIFICATION AND SETTLEMENT AGREEMENT is made and entered into as of this 30th day of November, 2001, by and between CHEQUEMATE INTERNATIONAL, INC., a Utah corporation (together with all Subsidiaries of Chequemate International, Inc., "the Company") and CROOKS HOLLOW ROAD, LLC, a Cayman Islands Limited Liability Company (the "Investor", together with the Company, the "Parties")

     WHEREAS, the Parties entered into that certain Common Stock Purchase Agreement ("Stock Purchase Agreement") dated May 10, 2000 and all Exhibits to the Stock Purchase Agreement, including, but not limited to that certain Registration Rights Agreement dated May 10, 2000 attached to the Stock Purchase Agreement as Exhibit B ("Escrow Agreement"); and the Warrant dated May 10, 2000 attached to the Stock Purchase Agreement as Exhibit C (the "Warrant", together with the Registration Agreement, and the Escrow Agreement, "the Exhibits"); and

     WHEREAS, the Parties entered into that certain Modification Agreement dated August 28, 2000 ("First Agreement") which Modification Agreement modified certain terms of the Stock Purchase Agreement; and

     WHEREAS, the Parties entered into that certain Amendment to Agreement dated February 18, 2001 which Amendment to Agreement amended certain terms of the Stock Purchase Agreement (the "Second Amendment", together with the Stock Purchase Agreement, the Exhibits, the First Amendment, and the Second Amendment, the "Prior Agreements"); and

     WHEREAS, the Company has not complied with the requirement, pursuant to the Prior Agreements, that it file, and have declared effective, a Registration Statement with the Securities
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and Exchange Commission; and

     WHEREAS, pursuant to the terms of Article 2 of the Securities Purchase Agreement, the Investor had certain repricing rights with respect to its shares of Common Stock; and

     WHEREAS, in lieu of the exercise by the Investor of its repricing rights and all other rights created by any and all Prior Agreements, and payment by the Company of amounts due to the Investor under the Registration Rights Agreement, the parties have agreed to modify certain terms and provisions of the Prior Agreements.

     NOW, THEREFORE, it is mutually agreed by the parties as follows:

     1. A complete capitalization table of the Company at November 17, 2001 including all outstanding common stock, preferred stock, securities with conversion rights, options, warrants, and any securities having any contingent or repricing rights, is annexed hereto as Exhibit "1." The Company warrants and represents that Exhibit 1 is true and correct in all respects.

     2. (a) The Company has represented to the Investor that on or before November 30, 2001, the Company shall issue to the shareholders of Another World, Inc., a corporation established under the laws of the Republic of Korea, pursuant to an Amended and Restated Master Agreement dated June 13, 2001 (the "Another World Issuance), approximately 38,504,275 shares of the Common Stock constituting a fifty-one (51%) percent equity interest on a fully diluted basis in exchange for a consideration of Three Million Five Hundred Thousand ($3,500,000) Dollars, as more specifically set forth in the Proxy Statement for the special meeting of shareholders held July 31, 2001 and filed with the Commission on or about July 9, 2001.

          (b) Subject to the terms and conditions of this Agreement, the Company shall issue ("Crooks Hollow Issuance") to Investor an amount of shares of the Company's Common

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Stock, par value $.0001 per share (the "Common Stock"), equal to eight percent
(8%) of the issued and outstanding Common Stock, in the form of newly-issued shares of the Common Stock, calculated on a fully diluted basis, including for such purpose, the full exercise of any conversion rights or Warrants, simultaneous with the Another World Issuance (the "Crooks Hollow Shares").

          (c) The parties agree that in the event that more than 38,504,275 shares are issued to the shareholders of Another World, Inc. or their designees under the Another World Issuance, the number of Crooks Hollow Shares shall be appropriately adjusted in accordance with the provisions of provisions of Paragraph 2(b) to equal eight percent (8%) of the issued and outstanding Common Stock.

          (d) The provisions of P. 2(b) and 2(c) shall apply to any Another World Issuance up to eighty-five (85%) percent of the issued and outstanding Common Stock.

     3. Investor agrees that it will not sell, on any given trading day, a number of shares of the Company's Common Stock in excess of twenty (20%) percent of the aggregate trading volume of the Company's Common Stock on the prior day as reported by the Principal Trading Market.

     4. Simultaneous herewith, the Company shall execute the Restated Registration Rights Agreement annexed hereto as Exhibit "2."

     5. In the event that the Another World Issuance shall not occur on or prior to December 31, 2001, this Agreement shall be of no force and effect, and all amounts due to Investor under the Prior Agreements shall be deemed in full. In such event, the effective date of the Registration Statement for calculation of Repricing Shares shall be deemed to be July 1, 2001.

     6. The Company shall use its best efforts to (a) have the Common Stock of the Company diligently listed for trading a securities exchange or trading market, and (b) to file all

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necessary filings with the Securities and Exchange Commission under the
Securities Exchange Act of 1934, and/or any applicable listing or other law or regulation. The Investor shall make such filings as may be required by law or any applicable regulation.

     7. (a) Except to the extent specially provided below, but in each such event subject to compliance with all of the other provisions of this Agreement, the Company covenants and agrees that it will not, without the prior written consent of the Investor, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock (collectively, New Common Stock") to or with any third party pursuant to a transaction in which the purchase price per share or the exercise price per share, as applicable, of New Common Stock is less than the Another World price ($0.09 per share) on any date which is earlier than one hundred eighty (180) days after the effective date of the Registration Statement.

          (b) If, at any time after the expiration of the period contemplated by
Section 7(a) hereof (or prior thereto with the consent of the Investor) and through and including the date which is twelve (12) months after the Effective Date, the Company enters into a transaction (a "New Transaction") with a third party on terms providing for either (A) a sale price (the "New Transaction Price") equal to or computed based on, or a determination of a conversion price (howsoever defined or computed) that is less than the Another World Price , then the terms of any issuance of Crooks Hollow Shares shall be modified and the increasing number of Crooks Hollow Shares to be equal to that as if issued under the New Transaction Price (all such adjustments, collectively, the "New Crooks Hollow Issue").

          (c) The foregoing provisions of Section 7 do not apply to the issuance of New Common Stock (i) to Another World Investors in connection with such party's exercise of

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conversion or other rights if may have under documents executed and transactions consummated prior to the date of this Agreement or (ii) pursuant to an Employee Stock Option Plan ("ESOP") of the Company, such ESOP having been properly approved by the shareholders of the Company prior to the date of this Agreement.

          (d) By the Closing Date, the Company shall obtain the agreement (each, a "Principal's Agreement") of each of its Principals (as defined below) that, without the prior written consent of the Investor in each instance, such Principal will not sell, on any given trading day, a number of shares of the Company's Common Stock directly or indirectly held by such Principal during the period commencing on the date of this Agreement and continuing through and including the date which is ninety (90) days after the Effective Date, in excess of twenty (20%) percent of the aggregate trading volume of the Company's Common Stock on the prior day as reported by the Principal Trading Market. Each such Principal's Agreement shall (a) specify that it is entered into as an inducement to the Investor's execution, delivery and performance of this Agreement, (b) name the Investor as a third party beneficiary thereof, (c) acknowledge that the Company's transfer agent will be provided with instructions that transfers by a Principal require the consent of the Company and the Investor, and (d) contemplate that, in addition to any other damages or remedies that may be appropriate, the Principal's Agreement shall be enforceable by injunction sought by the Company and the Investor or any one or more of them. A "Principal" is a Person who meets any one or more of the following criteria: (A) each Person who is a director or principal officer of the Company or who, directly or indirectly, holds in excess of five (5%) percent of the outstanding shares of Common Stock of the Company (each, a "Company Principal"), (B) a spouse of a Company Principal (a "Principal's Spouse") who, directly or

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indirectly, holds any shares of Common Stock of the Company, (C) a parent, sibling or child of a Company Principal who resides in the household of a Company Principal or of a Principal's Spouse (each, a "Principal's Relative") and who, directly or indirectly, holds any shares of Common Stock, or (D) any other Person or entity, including, without limitation, for profit or non-profit corporations, partnerships and trusts, whose voting rights regarding Common Stock of the Company is subject to the direction, control or other influence of any Company Principal, Principal's Spouse, or Principal's Relative.

     8. The Company shall pay all reasonable fees and expenses, up to and including $20,000.00 incurred by the Investor in connection with the execution and delivery of this Modification and Settlement Agreement, the Restated Registration Rights Agreement, any prior Modification Agreements, and any amendments, including, without limitation, all reasonable attorneys fees and expenses, provided that the Investor presents a detailed summary of all expenses and fees it had incurred. Under no circumstances, the Company shall be liable for any expenses or fees incurred by the Investor over $20,000.00 The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

     9. The Company, for itself and on behalf of all affiliated persons and entities, representatives, and all predecessors in interest, successors and assigns (collectively, the "Releasing Parties"), hereby releases and forever discharges each of Purchaser, and Purchaser's direct and indirect partners, officers, directors, employees, affiliates, representatives, advisors, agents, trustees, beneficiaries, predecessors in interest, successors in interest and nominees, of and from any and all claims, demands, actions and causes of action, whether known or unknown, fixed or contingent, arising prior to the date of execution of this Agreement, that the Company may have

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had, may now have or may hereafter acquire with respect to any matters whatsoever under, relating to or arising from Prior Agreements, including (i) any defenses it may have with respect to honoring the terms of the Prior Agreements, or any (ii) offsets it may have with respect to the amounts owed under the Prior Agreements. Additionally, the Company represents, warrants and covenants that it has not, and at the time this release becomes effective will not have, sold, assigned, transferred, or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions, or causes of action herein released. Except as specifically set forth herein, nothing contained herein shall in any way be deemed to effect or modify the representations, warranties, rights and obligations of the respective parties as set forth in the Prior Agreements.

     10. If (i) the Investor becomes involved in any capacity in any action, proceeding or investigation brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the Prior Agreements, or if such the Investor impleaded in any such action, proceeding or investigation by any person, or (ii) the Investor becomes involved in any capacity in any action, proceeding or investigation brought by the Securities and Exchange Commission, any self-regulatory organization or other body having jurisdiction, against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the Prior Agreements, or if the Investor is impleaded in any such action, proceeding or investigation by any person, then in any such case, the Company hereby agrees to indemnify, defend and hold harmless the Investor from and against and in respect of all losses, claims, liabilities, damages or expenses resulting from, imposed upon or incurred by the Investor, directly or indirectly, and reimburse such Investor

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for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, the Company will reimburse the Investor for reasonable internal and overhead costs for the time of any officers or employees of the Investor devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The indemnification and reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have (other than matters specifically addressed in the Registration Rights Agreement, which shall be governed solely by that agreement), shall extend upon the same terms and conditions to any affiliates of the Investor who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Investor and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Investor, any such affiliate and any such person. The Company also agrees that neither the Investor nor any such affiliate, partner, director, agent, employee or controlling person shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of this Agreement, except as specifically provided in or contemplated by this Agreement

     11. Upon the Company's full and timely compliance with all of its obligations under this Agreement and under the Restated Registration Rights Agreement, the Investor, for itself and on behalf of all affiliated persons and entities, representatives, and all predecessors in interest, successors and assigns (collectively, the "Releasing Parties"), hereby releases and forever

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discharges each of the Company, and the Company's direct and indirect partners, officers, directors, employees, affiliates, representatives, agents, trustees, beneficiaries, predecessors in interest, successors in interest and nominees, of and from any and all claims, demands, actions and causes of action, whether known or unknown, fixed or contingent, arising prior to the date of execution of this Agreement, that the Investor may have had, may now have or may hereafter acquire with respect to any matters whatsoever under, relating to or arising from Prior Agreements, including (i) any defenses it may have with respect to honoring the terms of the Prior Agreements, or any (ii) offsets it may have with respect to the amounts owned under the Prior Agreements. Additionally, the investor represents, warrants and covenants that it has not, and at the time this release becomes effective will not have sold, assigned, transferred, or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions, or causes of action herein released.

     12. As hereby modified and amended, the Prior Agreements remain in full force and effect. This Agreement supercedes any prior Modification Agreement between the parties.

     13. This Agreement has been authorized by all due corporate action on behalf of the Company.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                        CHEQUEMATE INTERNATIONAL, INC.

                                        By: /s/ Chandos Mahon
                                           -----------------------------
                                        Name: Chandos Mahon
                                        Title: President

                                        CROOKS HOLLOW ROAD, LLC

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                                        By: /s/ David Simms
                                           -----------------------------
                                        Name: Navigator Management Ltd.
                                             ---------------------------
                                        Title: Director
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